Exhibit 99.1

IMUNON Reports Third Quarter 2026 Financial Results and Provides Business Update

IMNN-001 is the first frontline treatment candidate to demonstrate the potential for a clinically meaningful overall survival benefit in women newly diagnosed with ovarian cancer

Enrollment in the Phase 3 OVATION 3 Study of IMNN-001 is expected to be completed by the first quarter of 2029, supported by strong Phase 2 clinical data showing significant overall survival benefit

Conference call to be held today at 11:00 a.m. EST

LAWRENCEVILLE, N.J., November 12, 2026 – IMUNON, Inc. (Nasdaq: IMNN), a clinical-stage company in late-stage development with its DNA-mediated immunotherapy, today reported financial results for the three months and nine months ended September 30, 2026, and highlighted recent business updates including progress in advancing Phase 3 clinical development of its lead candidate IMNN-001 in newly diagnosed advanced ovarian cancer.

“IMUNON continues to make significant progress in the clinical development of IMNN-001 for advanced ovarian cancer,” said Stacy R. Lindborg, Ph.D., President and Chief Executive Officer of IMUNON. “The data generated to date, our collaboration with the National Cancer Institute, and the favorable safety profile observed across studies support the ongoing advancement of the program and its potential to provide a transformative treatment for women with this difficult disease. We believe the OVATION 3 study is well positioned, with a broad patient population, two planned interim analyses, and a development strategy designed to support efficient execution and evaluation of the treatment’s potential benefit.”

“We have also taken steps to continue to sharpen our strategic focus and strengthen IMUNON’s financial position. Through our agreement to transition ThermoDox® to a dedicated development partner and our recent debt-for-equity exchange, we are demonstrating the disciplined approach to capital allocation that we believe is essential to advancing our most significant clinical opportunity while preserving opportunities for future value creation. As we look ahead, our priorities remain clear: execute OVATION 3, build on the growing body of evidence supporting IMNN-001 and advance a potentially transformative new treatment option for women who urgently need better outcomes.”

RECENT DEVELOPMENTS

IMNN-001:

On July 23, 2026, the Company announced that translational and clinical data on IMNN-001 were presented at the inaugural AACR Conference on Drug Discovery and Development (AACR D3), held July 21–24, 2026, in Boston. The presentation included findings from the randomized Phase 2 OVATION 2 study demonstrating that IMNN-001 was safe and well-tolerated, achieved local delivery of IL-12, and induced anti-tumoral immune responses, with no cytokine release syndrome or higher incidence of immune-related events observed in the experimental arm compared with control. Translational analyses indicated that IMNN-001 enhanced favorable ratios of CD8+ T cells to regulatory T cells and CD8+ to CD4+ cells in tumors and the tumor microenvironment, consistent with previously reported associations with improved outcomes. These findings support the ongoing pivotal Phase 3 OVATION 3 trial, which is designed to confirm the safety and survival benefit of IMNN-001 in frontline advanced ovarian cancer.

On September 10, 2026, the Company announced it had entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute (NCI), part of the National Institutes of Health. Under the CRADA, the NCI’s Cancer Therapy Evaluation Program (CTEP), which will assume regulatory sponsorship, will support further clinical and non-clinical development of IMNN-001 under the NCI Experimental Therapeutics (NExT) Program. IMNN-001 is the first gene-based immunotherapy selected by NCI/CTEP for partnered clinical development under a CRADA.

On September 22, 2026, the Company announced that the Independent Data Monitoring Committee (IDMC) overseeing its ongoing Phase 2 minimal residual disease (MRD) translational study of IMNN-001 recommended that the study continue without modification, identifying no new safety signals and confirming comparable safety across both treatment arms.

On September 23, 2026, the Company hosted its 2026 R&D Day in New York, featuring presentations from the lead clinical investigators on the completed Phase 2 OVATION 2 study, the pivotal Phase 3 OVATION 3 study and the Phase 2 MRD study, together with translational data on how IMNN-001 remodels the tumor immune microenvironment. A replay is available on the Scientific Presentations page of the Company’s website, accessible through this webcast link.

On November 6, 2026, the Company announced new translational data from its randomized Phase 2 OVATION 2 study of IMNN-001 in newly diagnosed advanced ovarian cancer. The data are being presented in a poster at the Society for Immunotherapy of Cancer (SITC) 41st Annual Meeting (SITC 2026), being held November 4–8, 2026, at the Phoenix Convention Center in Phoenix, Arizona.

Corporate Development:

On September 29, 2026, the Company entered into an Exchange Agreement, under which $1.2 million of outstanding debt, together with accrued and unpaid interest, was exchanged for shares of the Company’s newly designated, non-convertible Series B Preferred Stock. The transaction reduces the outstanding balance of the Company’s A-1 Note by approximately 43% and increases stockholders’ equity while preserving financial flexibility, with no issuance of common stock or warrants.

On October 21, 2026, the Company announced that it had entered into an agreement to sell its rights to ThermoDox®, a heat-activated liposomal formulation of doxorubicin, to VoxelDox Therapeutics, Inc. (“VoxelDox”). Under the agreement, closing of which is contingent on VoxelDox raising $2.5 million in funding, VoxelDox intends to advance the development of ThermoDox for the treatment of glioblastoma multiforme. In exchange, IMUNON will receive an equity ownership stake in VoxelDox, payments of up to $16.5 million contingent upon meeting development milestones and significant royalties on future net sales of ThermoDox product following commercial approval.

On October 27, 2026, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed offering of its securities. The registration statement has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FINANCIAL RESULTS FOR THE THIRD QUARTER 2026

Net loss available to common shareholders for the third quarter of 2026 was $3.8 million, or $0.64 per share, compared with a net loss of $3.4 million, or $1.16 per share, for the third quarter of 2025. Operating expenses were $3.4 million for the third quarter of 2026, largely unchanged from $3.5 million for the third quarter of 2025.

Research and development expenses were $1.8 million in the third quarter of 2026, compared with $1.9 million in the same period of 2025. Clinical costs associated with the OVATION studies were $0.4 million, compared with $0.5 million in the corresponding period in 2025. As enrollment in the OVATION 3 Study advanced, these costs were offset by lower manufacturing and clinical supply costs and lower other clinical and regulatory costs.

General and administrative expenses increased to $1.7 million in the third quarter of 2026, compared with $1.6 million in the same period of 2025, primarily reflecting higher outside professional fees.

FINANCIAL RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2026

Net loss available to common shareholders for the nine months ended September 30, 2026 was $10.9 million, or $2.01 per share, compared with a net loss of $10.3 million, or $5.53 per share, for the same period of 2025. Operating expenses were $10.5 million for the nine months ended September 30, 2026, compared with $10.4 million for the same period of 2025.

Research and development expenses increased to $5.6 million for the nine months ended September 30, 2026, compared with $5.3 million in the same period of 2025. Clinical costs associated with the OVATION studies of $0.8 million were flat with the comparable period in 2025, and manufacturing and clinical supply costs supporting the OVATION and MRD programs increased to $3.3 million from $3.0 million, partially offset by lower costs associated with the MRD Study and the closeout of the OVATION 2 Study.

General and administrative expenses were $5.0 million for the nine months ended September 30, 2026, largely unchanged from $5.1 million for the same period of 2025.

Net cash used in operating activities was $10.2 million for the nine months ended September 30, 2026, unchanged from the same period last year. At September 30, 2026, cash and cash equivalents were $4.0 million, and the Company held an additional $5.0 million of restricted cash.

Conference Call and Webcast

The Company will host a conference call to review third quarter 2026 financial results and provide a business update today, November 12, 2026, at 11:00 a.m. EST. To participate in the call, please dial (800) 715-9871 (U.S. and Canada/Toll Free) or (646) 307-1963 (U.S./Toll) and ask for the IMUNON Third Quarter 2026 Financial Results Call (Conference ID 4174261). A live webcast of the call will also be available here.

An audio replay of the call will be available for 90 days and can be accessed at (800) 770-2030 (U.S. and Canada/Toll Free) or (609) 800-9909 (U.S./Toll) using replay access code 4174261#.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective, and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The lead modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials, including one Phase 2 clinical trial (OVATION 2), and is currently being studied in a Phase 3 clinical trial (OVATION 3). IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. The Company will continue to leverage its modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding expectations regarding the timing and enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact:

Valter Pinto

KCSA Strategic Communications

212-896-1254

imunon@kcsa.com

(Tables to Follow)

IMUNON, Inc.

Condensed Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Operating expenses:
Research and development	$1,793	$1,899	$5,595	$5,291
General and administrative	1,655	1,577	4,951	5,098
Total operating expenses	3,448	3,476	10,546	10,389

Loss from operations	(3,448)	(3,476)	(10,546)	(10,389)

Other (expense) income	(302)	47	(267)	117

Net loss	$(3,750)	$(3,429)	$(10,813)	$(10,272)

Deemed dividend – preferred stock	(63)	-	(82)	-

Net loss available to common shareholders	$(3,813)	$(3,429)	$(10,895)	$(10,272)

Net loss per common share
Basic and diluted	$(0.64)	$(1.16)	$(2.01)	$(5.53)

Weighted average shares outstanding
Basic and diluted	5,947	2,944	5,408	1,856

IMUNON, Inc.

Selected Balance Sheet Information

(in thousands)

	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$4,039	$8,781
Advances, deposits on clinical programs and other current assets	1,799	1,943
Total current assets	5,838	10,724

Property and equipment	394	530

Other assets
Restricted cash	5,039	-
Operating lease right-of-use assets	687	984
Deposits and other assets	51	50
Total other assets	5,777	1,034
Total assets	$12,009	$12,288
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,414	$4,217
Note payable – current portion Note A	1,380	-
Operating lease liability – current portion	445	407
Total current liabilities	4,239	4,624

Note Payable – Note B	4,884	-
Operating lease liability – noncurrent portion	263	602
Total liabilities	9,386	5,226
Stockholders’ equity
Preferred stock, including additional paid-in capital	3,384	-
Common stock	62	34
Additional paid-in capital	431,373	428,411
Accumulated deficit	(432,111)	(421,298)
	2,708	7,147
Less: Treasury stock	(86)	(85)
Total stockholders’ equity	2,622	7,062
Total liabilities and stockholders’ equity	$12,009	$12,288

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